News Release

Date: November 3, 2016

American Homes 4 Rent Reports Third Quarter 2016 Financial and Operating Results
AGOURA HILLS, California—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high quality single-family homes for rent, today announced its financial and operating results for the quarter ended September 30, 2016.
Highlights

•	Total revenues increased 36.8% to $236.1 million for the third quarter of 2016 from $172.6 million for the third quarter of 2015.

•
Net loss attributable to common shareholders was $21.2 million, or $0.09 per basic and diluted share, for the third quarter of 2016, compared to a net loss attributable to common shareholders of $28.6 million, or $0.14 per basic and diluted share, for the third quarter of 2015.

•
Core Funds from Operations attributable to common share and unit holders for the third quarter of 2016 was $69.1 million, or $0.24 per FFO share and unit, compared to $49.3 million, or $0.19 per FFO share and unit, for the same period in 2015, which represents a 26.6% increase on a per share and unit basis.

•
Adjusted Funds from Operations attributable to common share and unit holders for the third quarter of 2016 was $56.6 million, or $0.19 per FFO share and unit, compared to $38.5 million, or $0.15 per FFO share and unit, for the same period in 2015, which represents a 32.6% increase on a per share and unit basis.

•	Increased Core Net Operating Income ("Core NOI") margin on Same-Home properties to 61.0% for the third quarter of 2016, compared to 58.0% for the same period in 2015.

•	Core NOI after capital expenditures from Same-Home properties increased 12.3% and 12.4% year over year for the three and nine months ended September 30, 2016, respectively.

•	Maintained solid leasing performance with total and Same-Home portfolio leasing percentages of 95.4% and 95.9%, respectively, as of September 30, 2016.

•	Achieved strong rental rate growth with 5.0% and 3.4% rental rate increases on new and renewal leases, respectively, during the quarter ended September 30, 2016.

•
In August 2016, the Company entered into a $1.0 billion credit agreement, which replaced the Company's existing $800.0 million senior secured revolving credit facility and was used to pay off the $342.1 million ARP 2014-SFR1 asset-backed securitization in September 2016 (see additional details under Capital Activities and Balance Sheet).

“I am extremely pleased with our continued operational progress, which produced a 26.6% increase in our Core FFO per share and a 32.6% increase in our AFFO per share during the third quarter” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “Additionally, our strong balance sheet, including a new $1 billion credit facility executed in the third quarter, provides us with the capacity to accelerate our acquisition activities. We are well positioned to generate strong results in 2017 and beyond through outsized rental rate growth and continued expenditure controls, including our maintenance initiatives.”
Third Quarter 2016 Financial Results
Total revenues increased 36.8% to $236.1 million for the third quarter of 2016 from $172.6 million for the third quarter of 2015. Revenue growth was primarily driven by continued strong leasing activity, as our total leased portfolio grew to 44,746 homes as of September 30, 2016, which includes 7,249 homes acquired from American Residential Properties ("ARPI"), compared to 35,617 homes as of September 30, 2015.

Net loss attributable to common shareholders was $21.2 million, or $0.09 per basic and diluted share, for the third quarter of 2016, compared to a net loss attributable to common shareholders of $28.6 million, or $0.14 per basic and diluted share, for the third quarter of 2015. This improvement was primarily attributable to higher revenues and a net gain on the sale of single-family properties, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count, a rise in interest expense due to higher outstanding borrowings and a loss on the early extinguishment of debt.
Core NOI from Same-Home properties increased 10.9% to $65.3 million for the third quarter of 2016, compared to $58.9 million for the third quarter of 2015. This increase was primarily due to higher average occupancy levels and rental rate growth. After capital expenditures, Core NOI from Same-Home properties increased 12.3% to $59.6 million for the third quarter of 2016, compared to $53.1 million for the third quarter of 2015. This additional improvement was attributable to operational enhancements resulting in lower levels of capital expenditures.
Core NOI on our total portfolio increased 38.2% to $120.4 million for the third quarter of 2016, compared to $87.2 million for the third quarter of 2015. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties, including those acquired from ARPI.
Core Funds from Operations attributable to common share and unit holders ("Core FFO attributable to common share and unit holders") was $69.1 million, or $0.24 per FFO share and unit, for the third quarter of 2016, compared to $49.3 million, or $0.19 per FFO share and unit, for the third quarter of 2015. Adjusted Funds from Operations attributable to common share and unit holders ("Adjusted FFO attributable to common share and unit holders") for the third quarter of 2016 was $56.6 million, or $0.19 per FFO share and unit, compared to $38.5 million, or $0.15 per FFO share and unit, for the same period in 2015.
Year-to-Date 2016 Financial Results
Total revenues increased 42.2% to $651.3 million for the nine-month period ended September 30, 2016, from $458.0 million for the nine-month period ended September 30, 2015. Revenue growth was primarily driven by continued strong leasing activity, as our total leased portfolio grew to 44,746 homes as of September 30, 2016, which includes 7,249 homes acquired from ARPI, compared to 35,617 homes as of September 30, 2015.
Net loss attributable to common shareholders was $35.9 million, or $0.15 per basic and diluted share, for the nine-month period ended September 30, 2016, compared to a net loss attributable to common shareholders of $64.1 million, or $0.30 per basic and diluted share, for the nine-month period ended September 30, 2015. This improvement was primarily attributable to higher revenues, a net gain on the sale of single-family properties and a gain on the conversion of Series E convertible units into Series D convertible units, partially offset by increases in property operating and depreciation expenses resulting from growth in our property count, a rise in interest expense due to higher outstanding borrowings and a loss on the early extinguishment of debt.
Core NOI from Same-Home properties increased 8.3% to $197.1 million for the nine-month period ended September 30, 2016, compared to $182.0 million for the nine-month period ended September 30, 2015. This increase was primarily due to higher average occupancy levels and rental rate growth. After capital expenditures, Core NOI from Same-Home properties increased 12.4% to $183.3 million for the nine-month period ended September 30, 2016, compared to $163.1 million for the nine-month period ended September 30, 2015. This additional improvement was attributable to operational enhancements resulting in lower levels of capital expenditures.
Core NOI on our total portfolio increased 40.3% to $347.5 million for the nine-month period ended September 30, 2016, compared to $247.8 million for the nine-month period ended September 30, 2015. This increase was primarily due to substantial growth in rental income resulting from a larger number of leased properties, including those acquired from ARPI.

Core FFO attributable to common share and unit holders was $206.2 million, or $0.72 per FFO share and unit, for the nine-month period ended September 30, 2016, compared to $136.5 million, or $0.51 per FFO share and unit, for the nine-month period ended September 30, 2015. Adjusted Funds from Operations attributable to common share and unit holders for the nine-month period ended September 30, 2016, was $174.8 million, or $0.61 per FFO share and unit, compared to $102.3 million, or $0.39 per FFO share and unit, for the same period in 2015.
Core NOI, Same-Home Core NOI, Same-Home Core NOI after capital expenditures, Funds from Operations attributable to common share and unit holders ("FFO attributable to common share and unit holders"), Core FFO attributable to common share and unit holders, and Adjusted FFO attributable to common share and unit holders are supplemental non-GAAP financial measures. Reconciliations to GAAP measures are provided in a schedule accompanying this press release.
Portfolio
As of September 30, 2016, the Company had 44,746 leased properties, an increase of 17 properties from June 30, 2016. As of September 30, 2016, the leased percentage on Same-Home properties was 95.9%, compared to 97.0% as of June 30, 2016.
Investments
During the third quarter of 2016, the Company’s total portfolio grew to 48,153 homes as of September 30, 2016, including 1,238 homes held for sale, compared to 48,038 homes as of June 30, 2016, including 1,582 homes held for sale, an increase of 115 homes, which included 571 homes acquired, 453 homes sold and 3 homes rescinded. The 453 homes sold during the third quarter of 2016 generated total net proceeds of $56.2 million, resulting in a net gain of $11.7 million.
Capital Activities and Balance Sheet
In July 2016, the Company paid off the $142.0 million of borrowings that had been outstanding on our old credit facility as of June 30, 2016, using proceeds from our 6.35% Series E perpetual preferred share offering. In August 2016, the Company entered into a new $1.0 billion credit agreement, which replaced our existing $800.0 million senior secured revolving credit facility, and includes a revolving credit facility in an aggregate principal amount of $650.0 million, with a fully extended maturity date of August 2020, and a delayed draw term loan facility in an aggregate principal amount of $350.0 million, with a fully extended maturity date of August 2021. The interest rate on the new revolving credit facility is, at the Company's election, a LIBOR rate plus a margin ranging from 1.75% to 2.30% or a base rate (generally determined according to a prime rate or federal funds rate) plus a margin ranging from 0.75% to 1.30%. Loans under the term loan facility accrue interest, at the Company's election, at either a LIBOR rate plus a margin ranging from 1.70% to 2.30% or a base rate plus a margin ranging from 0.70% to 1.30%. In each case, the actual margin is determined according to a ratio of the Company's total indebtedness to total asset value in effect from time to time. Based on current credit metrics for LIBOR based borrowings as of September 30, 2016, the revolving credit facility bears interest at a LIBOR rate plus 1.85% and the term loan facility bears interest at a LIBOR rate plus 1.80%.
In September 2016, the Company paid off the $342.1 million ARP 2014-SFR1 asset-backed securitization, using available cash and borrowings from our credit facilities.
In September 2016, the Alaska Permanent Fund Corporation sold 43.5 million of the Company's Class A common shares of beneficial interest, with a $0.01 par value per share, in a registered offering. The Company did not offer any Class A common shares and did not receive any proceeds in the secondary offering.
As of September 30, 2016, the Company had cash and cash equivalents of $106.3 million and had total outstanding debt of $3.0 billion, excluding an unamortized discount on acquired debt, the value of exchangeable senior notes classified within equity and unamortized deferred loan costs, with a weighted-average stated interest rate of 3.72% and a weighted-average term to maturity of 13.6 years. The Company’s new $650.0 million revolving credit facility and $350.0 million term loan facility had outstanding balances of $75.0 million and $250.0 million, respectively, at the end of the quarter.
Additional Information
A copy of the Company’s Third Quarter 2016 Supplemental Information Package and this press release are available on our website at www.americanhomes4rent.com. This information has also been furnished to the SEC in a current report on Form 8-K.
Conference Call
A conference call is scheduled on Friday, November 4, 2016, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2016, and to provide an update on its business. The domestic dial-in number is (877) 705-6003 (for U.S. and Canada) and the international dial-in number is (201) 493-6725 (passcode not required). A simultaneous audio webcast may be accessed by using the link at www.americanhomes4rent.com, under “For Investors.” A replay of the conference call may be accessed through Friday, November 18, 2016, by calling (877) 870-5176 (U.S. and Canada) or (858) 384-5517 (international), replay passcode number 13647203#, or by using the link at www.americanhomes4rent.com, under “For Investors.”
About American Homes 4 Rent
American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, renovating, leasing, and operating attractive, single-family homes as rental properties. As of September 30, 2016, we owned 48,153 single-family properties in selected submarkets in 22 states.
Forward-Looking Statements
This press release contains “forward-looking statements.” These forward-looking statements relate to beliefs, expectations or intentions and similar statements concerning matters that are not of historical fact and are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “intend,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. Examples of forward-looking statements contained in this press release include, among others, our belief that we will continue to capture the benefits of our recent maintenance initiatives and will continue to generate strong results. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While the Company's management considers these expectations to be reasonable, they are inherently subject to risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control and could cause actual results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update any forward-looking statements to conform to actual results or changes in its expectations, unless required by applicable law. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see the “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company’s subsequent filings with the SEC.

Non-GAAP Financial Measures
This press release and the Third Quarter 2016 Supplemental Information Package include FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders, Adjusted FFO attributable to common share and unit holders, Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures, which are non-GAAP financial measures. We believe these measures are helpful in understanding our financial performance and are widely used in the REIT industry. Because other REITs may not compute these financial measures in the same manner, they may not be comparable among REITs. In addition, these metrics are not substitutes for net income / (loss) or net cash flows from operating activities, as defined by GAAP, as measures of our liquidity, operating performance or ability to pay dividends. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release and in the Third Quarter 2016 Supplemental Information Package.

American Homes 4 Rent
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share data)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Single-family properties:
Land	$1,497,681	$1,229,017
Buildings and improvements	6,542,708	5,469,533
Single-family properties held for sale, net	105,308	7,432
	8,145,697	6,705,982
Less: accumulated depreciation	(600,299)	(416,044)
Single-family properties, net	7,545,398	6,289,938
Cash and cash equivalents	106,308	57,686
Restricted cash	131,367	111,282
Rent and other receivables, net	21,818	13,936
Escrow deposits, prepaid expenses and other assets	120,609	121,627
Deferred costs and other intangibles, net	15,016	10,429
Asset-backed securitization certificates	25,666	25,666
Goodwill	120,317	120,655
Total assets	$8,086,499	$6,751,219

Liabilities
Revolving credit facilities	$75,000	$—
Term loan facility, net	246,575	—
Asset-backed securitizations, net	2,447,898	2,473,643
Exchangeable senior notes, net	107,283	—
Secured note payable	50,065	50,752
Accounts payable and accrued expenses	241,067	154,751
Amounts payable to affiliates	—	4,093
Contingently convertible Series E units liability	—	69,957
Preferred shares derivative liability	65,730	62,790
Total liabilities	3,233,618	2,815,986

Commitments and contingencies

Equity
Shareholders’ equity:
Class A common shares, $0.01 par value per share, 450,000,000 shares authorized, 237,796,784 and 207,235,510 shares issued and outstanding at September 30, 2016, and December 31, 2015, respectively	2,378	2,072
Class B common shares, $0.01 par value per share, 50,000,000 shares authorized, 635,075 shares issued and outstanding at September 30, 2016, and December 31, 2015	6	6
Preferred shares, $0.01 par value per share, 100,000,000 shares authorized, 37,010,000 and 17,060,000 shares issued and outstanding at September 30, 2016, and December 31, 2015, respectively	370	171
Additional paid-in capital	4,464,792	3,554,063
Accumulated deficit	(368,795)	(296,865)
Accumulated other comprehensive income (loss)	28	(102)
Total shareholders’ equity	4,098,779	3,259,345

Noncontrolling interest	754,102	675,888
Total equity	4,852,881	3,935,233

Total liabilities and equity	$8,086,499	$6,751,219

American Homes 4 Rent
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Rents from single-family properties	$197,137	$148,815	$558,623	$407,313
Fees from single-family properties	2,898	2,146	7,819	5,681
Tenant charge-backs	30,808	19,881	72,077	40,215
Other	5,214	1,771	12,811	4,780
Total revenues	236,057	172,613	651,330	457,989

Expenses:
Property operating expenses	110,412	85,052	290,998	215,699
General and administrative expense	7,563	6,090	22,966	18,497
Interest expense	32,851	23,866	99,309	61,539
Noncash share-based compensation expense	891	913	2,744	2,343
Acquisition fees and costs expensed	1,757	4,153	10,899	14,297
Depreciation and amortization	75,392	67,800	224,513	180,685
Other	3,142	1,152	6,482	2,686
Total expenses	232,008	189,026	657,911	495,746

Gain on sale of single-family properties, net	11,682	—	12,574	—
Loss on early extinguishment of debt	(13,408)	—	(13,408)	—
Gain on conversion of Series E units	—	—	11,463	—
Remeasurement of Series E units	—	(525)	—	3,456
Remeasurement of preferred shares	(2,490)	(3,000)	(2,940)	(2,300)

Net (loss) income	(167)	(19,938)	1,108	(36,601)

Noncontrolling interest	7,316	3,109	10,391	10,795
Dividends on preferred shares	13,669	5,569	26,650	16,707

Net loss attributable to common shareholders	$(21,152)	$(28,616)	$(35,933)	$(64,103)

Weighted-average shares outstanding—basic and diluted	238,401,343	211,414,368	232,036,802	211,460,840

Net loss attributable to common shareholders per share—basic and diluted	$(0.09)	$(0.14)	$(0.15)	$(0.30)

Non-GAAP Financial Measures
Funds from Operations attributable to common share and unit holders
The following is a reconciliation of net loss attributable to common shareholders to FFO attributable to common share and unit holders, Core FFO attributable to common share and unit holders and Adjusted FFO attributable to common share and unit holders for the three and nine months ended September 30, 2016 and 2015 (amounts in thousands, except share and per share data):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(21,152)	$(28,616)	$(35,933)	$(64,103)
Adjustments:
Noncontrolling interests in the Operating Partnership	7,542	3,123	10,838	10,853
Net (gain) loss on sale / impairment of single-family properties	(11,115)	—	(11,107)	—
Depreciation and amortization of real estate assets	73,790	66,218	220,168	174,288
FFO attributable to common share and unit holders	$49,065	$40,725	$183,966	$121,038
Adjustments:
Acquisition fees and costs expensed	1,757	4,153	10,899	14,297
Noncash share-based compensation expense	891	913	2,744	2,343
Noncash interest expense related to acquired debt	1,474	—	3,699	—
Loss on early extinguishment of debt	13,408	—	13,408	—
Gain on conversion of Series E units	—	—	(11,463)	—
Remeasurement of Series E units	—	525	—	(3,456)
Remeasurement of preferred shares	2,490	3,000	2,940	2,300
Core FFO attributable to common share and unit holders	$69,085	$49,316	$206,193	$136,522
Recurring capital expenditures	(10,411)	(8,458)	(25,183)	(26,443)
Leasing costs	(2,119)	(2,312)	(6,199)	(7,733)
Adjusted FFO attributable to common share and unit holders	$56,555	$38,546	$174,811	$102,346

Per FFO share and unit:
FFO attributable to common share and unit holders	$0.17	$0.15	$0.64	$0.46
Core FFO attributable to common share and unit holders	$0.24	$0.19	$0.72	$0.51
Adjusted FFO attributable to common share and unit holders	$0.19	$0.15	$0.61	$0.39

Weighted-average FFO shares and units:
Common shares outstanding	238,401,343	211,414,368	232,036,802	211,460,840
Class A units	46,807,147	14,440,670	39,957,544	14,440,670
Series C units	—	31,085,974	6,580,243	31,085,974
Series D units	8,750,000	4,375,000	7,807,938	4,375,000
Series E units	—	4,375,000	942,062	4,375,000
Total weighted-average FFO shares and units	293,958,490	265,691,012	287,324,589	265,737,484
FFO attributable to common share and unit holders is a non-GAAP financial measure that we calculate in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales or impairment of real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.

Core FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting FFO attributable to common share and unit holders for (1) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (2) noncash share-based compensation expense, (3) noncash interest expense related to acquired debt, (4) gain or loss on early extinguishment of debt, (5) noncash gain or loss on conversion of convertible units and (6) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and preferred shares derivative liability to fair value.
Adjusted FFO attributable to common share and unit holders is a non-GAAP financial measure that we use as a supplemental measure of our performance. We compute this metric by adjusting Core FFO attributable to common share and unit holders for (1) recurring capital expenditures that are necessary to help preserve the value and maintain functionality of our properties and (2) actual leasing costs incurred during the period. As many of our homes are still recently acquired and / or renovated, we estimate recurring capital expenditures for our entire portfolio by multiplying (a) current period actual capital expenditures per Same-Home property by (b) our total number of properties, excluding non-stabilized and held for sale properties.
We present FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, because we consider this metric to be an important measure of the performance of real estate companies, as do many analysts in evaluating the Company. We believe that FFO attributable to common share and unit holders is a helpful measure of a REIT’s performance since this metric excludes depreciation, which is included in computing net income and assumes the value of real estate diminishes predictably over time. We believe that real estate values fluctuate due to market conditions and in response to inflation.
We also believe that Core FFO and Adjusted FFO attributable to common share and unit holders, as well as on a per FFO share and unit basis, are helpful to investors as supplemental measures of the operating performance of the Company as they allow investors to compare our operating performance to prior reporting periods without the effect of certain items that, by nature, are not comparable from period to period.
FFO, Core FFO and Adjusted FFO attributable to common share and unit holders are not a substitute for net cash flow provided by operating activities or net income (loss) per share, as determined in accordance with GAAP, as a measure of our liquidity, operating performance or ability to pay dividends. These metrics also are not necessarily indicative of cash available to fund future cash needs. Because other REITs may not compute these measures in the same manner, they may not be comparable among REITs.
Core Net Operating Income
Core NOI and Same-Home Core NOI are supplemental non-GAAP financial measures that we define as rents and fees from single-family properties, net of bad debt expense, less property operating expenses for single-family properties, excluding expenses reimbursed by tenant charge-backs and bad debt expense. A property is classified as Same-Home if it has been stabilized longer than 90 days prior to the beginning of the earliest period presented under comparison. A property is removed from Same-Home if it has been classified as held for sale or has been taken out of service as a result of a casualty loss. Single-family properties that we acquire individually (i.e., not through a bulk purchase) are classified as either stabilized or non-stabilized. A property is classified as stabilized once it has been renovated and then initially leased or available for rent for a period greater than 90 days.
Core NOI and Same-Home Core NOI also excludes (1) noncash fair value adjustments associated with remeasuring our Series E convertible units liability and preferred shares derivative liability to fair value, (2) noncash gain or loss on conversion of convertible units, (3) gain or loss on early extinguishment of debt, (4) gain or loss on sale of single-family properties, (5) depreciation and amortization, (6) acquisition fees and costs expensed incurred with recent business combinations and the acquisition of individual properties, (7) noncash share-based compensation expense, (8) interest expense, (9) general and administrative expense, (10) other expenses and (11) other revenues. We further adjust Same-Home Core NOI by subtracting capital expenditures to calculate Same-Home Core NOI after capital expenditures, which we believe is a meaningful supplemental non-GAAP financial measure because it more fully reflects our operating performance after the impact of all property-level expenditures, regardless of whether they are capitalized or expensed.
We consider Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures to be meaningful financial measures because we believe they are helpful to investors in understanding the operating performance of our single-family properties without the impact of certain operating expenses that are reimbursed through tenant charge-backs.
Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures should be considered only as supplements to net income (loss) as a measure of our performance. Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures should not be used as measures of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures also should not be used as substitutes for net income (loss) or net cash flows from operating activities (as computed in accordance with GAAP).
The following is a reconciliation of net loss attributable to common shareholders, determined in accordance with GAAP, to Core NOI, Same-Home Core NOI and Same-Home Core NOI after capital expenditures for the three and nine months ended September 30, 2016 and 2015 (amounts in thousands):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss attributable to common shareholders	$(21,152)	$(28,616)	$(35,933)	$(64,103)
Dividends on preferred shares	13,669	5,569	26,650	16,707
Noncontrolling interest	7,316	3,109	10,391	10,795
Net (loss) income	(167)	(19,938)	1,108	(36,601)
Remeasurement of preferred shares	2,490	3,000	2,940	2,300
Remeasurement of Series E units	—	525	—	(3,456)
Gain on conversion of Series E units	—	—	(11,463)	—
Loss on early extinguishment of debt	13,408	—	13,408	—
Gain on sale of single-family properties, net	(11,682)	—	(12,574)	—
Depreciation and amortization	75,392	67,800	224,513	180,685
Acquisition fees and costs expensed	1,757	4,153	10,899	14,297
Noncash share-based compensation expense	891	913	2,744	2,343
Interest expense	32,851	23,866	99,309	61,539
General and administrative expense	7,563	6,090	22,966	18,497
Property operating expenses for vacant single-family properties (1)	—	1,370	—	10,264
Other expenses	3,142	1,152	6,482	2,686
Other revenues	(5,214)	(1,771)	(12,811)	(4,780)
Tenant charge-backs	30,808	19,881	72,077	40,215
Expenses reimbursed by tenant charge-backs	(30,808)	(19,881)	(72,077)	(40,215)
Bad debt expense excluded from operating expenses	2,609	2,220	5,092	5,005
Bad debt expense included in revenues	(2,609)	(2,220)	(5,092)	(5,005)
Core net operating income	120,431	87,160	347,521	247,774
Less: Non-Same-Home core net operating income	55,107	28,282	150,384	65,812
Same-Home core net operating income	65,324	58,878	197,137	181,962
Same-Home capital expenditures	5,720	5,798	13,879	18,900
Same-Home core net operating income after capital expenditures	$59,604	$53,080	$183,258	$163,062

(1)	Beginning January 1, 2016, property operating expenses for vacant single-family properties has been included in property operating expenses in the condensed consolidated statements of operations.

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American Homes 4 Rent
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Phone: (855) 794-2447
Email: investors@ah4r.com